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Exhibit 10.18

AUDIOCODES LTD.

1999 KEY EMPLOYEE OPTION PLAN,

QUALIFIED STOCK OPTION PLAN - U.S. EMPLOYEES (F)

AudioCodes Ltd., an Israeli corporation (the “Company”), has adopted this AudioCodes Ltd. 1999 Key Employee Option Plan, Qualified Stock Option Plan - U.S. Employees (F) (the “Plan”) for key employees and officers (including directors who are employees) who are United States residents and are employed by the Company and/or its Subsidiaries.  The options granted according to this Plan are intended to qualify as Incentive Stock Options (“ISOs”) within the meaning of section 422(b) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”).  Such options shall be granted in accordance with the following terms and conditions.

1.

DESIGNATION AND PURPOSE OF THIS PLAN

1.1

Designation - This Plan is hereby designated as the AudioCodes Ltd. 1999 Key Employee Option Plan, Qualified Stock Option Plan - U.S. Employees (F).

1.2

Purpose - The purpose of this Plan is to advance the growth and development of the Company by affording an opportunity to Eligible Participants to purchase Ordinary Shares of the Company through the exercise of Options granted to them.  Competition and technical development in the Company’s line of business make it necessary for the Company to attract and retain persons of competence for the Company to encourage the highest level of performance if the Company is to maintain and improve its position in its particular line of business and if it is to continue to serve the best interests of its Shareholders and customers.  The acquisition of Ordinary Shares by Participants who are primarily responsible for the Company’s success provides a continuing incentive for them to promote the best interests of the Company~~,~~ and, by giving such Participants a proprietary interest in the Company, induces them to continue in the employ and to work for the long-term benefit of the Company.  All Options and Ordinary Shares and other assets held under this Plan will be administered, distributed~~,~~ and otherwise governed by the provisions of this Plan, and any additional agreements between the Company and the Participant.  Unless otherwise determined by the Committee, Options granted under this Plan are intended to qualify as ISOs within the meaning of section 422(b) of the Code.

2.

DEFINITIONS

The following definitions shall be applicable to the terms used in this Plan:

2.1

“Board” or “Board of Directors” means the board of directors of the Company.

2.2

“Committee” means the Committee appointed by the Board of Directors to administer this Plan pursuant to Section 4 below, if such a committee shall be appointed, or the Board of Directors.

2.3

“Eligible Participant” means any employee or officer of the Company or any Subsidiary.

2.4

“Options” means options class F that upon exercise shall be converted to Ordinary Shares on a one to one basis (provided that the ratio of conversion of the Options shall be adjusted to any share split, reverse share split, or other similar transaction or recapitalization of the Company), upon payment of the exercise payment.  Any Option that shall not be exercised by the end of the Option Period, shall become void and shall not entitle its holder to any rights and/or benefits whatsoever.

2.5

“Ordinary Shares” means the Ordinary Shares of NIS 0.01 par value, existing in the capital of the Company.  The rights of the Ordinary shares are set forth in the Articles of Association of the Company.

2.6

 “Participant” means any Eligible Participant who is granted an Option that shall allow him to purchase Ordinary Shares.

2.7

“Participant Agreement” means the Option Agreement entered into between the individual Participant and the Company regarding the grant of the Option and its terms in conjunction with this Plan.

2.8

“Shareholder(s)” means a holder of Ordinary Shares of the Company (as defined in the Company’s Articles of Association).

2.9

“Subsidiary” means any corporate subsidiary of the Company, direct or indirect, within the meaning of Section 424 of the Code that shall exist from time to time and at the time of adoption of this Plan, including, without limitation, AudioCodes Inc., a corporation incorporated under the laws of the State of Delaware.

Wherever appropriate, words used in this Plan in the singular may mean the plural, the plural may mean the singular and the masculine may mean the feminine or neuter.

3.

SHARES SUBJECT TO THIS PLAN

3.1

Total Number of shares The total number of Ordinary Shares which may be issued by the Company under this Plan is 5,000(1).  Such number may be increased or decreased only by a resolution adopted by the Board or as is necessary to reflect the effect of any share split, reverse share split, or other similar transaction or recapitalization of the Company.

3.2

Unexercised Options - Should any of the Options expire or terminate for any reason without having been exercised in full, it shall be deemed void and shall not confer any rights whatsoever.

4.

ADMINISTRATION OF THIS PLAN

4.1

Appointment of Committee - The Committee shall be appointed by the Board of Directors.  If not so comprised, then the entire Board of Directors shall act as the Committee.

4.2

Committee Meetings - The Committee shall hold its meetings at such times and places as are specified by a majority of the Committee members.  A majority of the Committee shall constitute a quorum.  All actions of the Committee shall be taken by a majority of a quorum present at a meeting duly called; provided, however, any action taken by a written consent signed by all Committee members shall be as effective as any action taken by the Committee at a meeting duly called and held.

4.3

Committee Powers

4.3.1

Subject to the terms and provisions of this Plan and any applicable law and to such guidelines, if any, as shall be issued by the Board of Directors, the Committee, in its sole discretion, shall have full power and authority to (i) designate the Participants to whom Options shall be granted; (ii) determine the number of Shares to be covered by each such grant; (iii) determine the vesting schedule of the Options which shall be in accordance with the Participant Agreement executed between the Participant and the Company, unless the Committee determines otherwise; (iv) determine the exercise price of the Shares~~,~~; (v) determine the terms of payment for the Shares upon exercise of the Option~~,~~; and (vi) determine such other provisions and requirements as are appropriate, in the opinion of the Committee, to carry out the purpose of this Plan.

4.3.2

The Committee shall have the rights, powers and authority necessary or appropriate to administer this Plan in accordance with its terms including, without limitation, the power to make binding interpretations of this Plan and to resolve conclusively all questions (whether express or implied) arising thereunder.  The Committee may prescribe such rules and regulations for administering this Plan as the Committee, in its sole discretion, deems necessary or appropriate.  No Committee member shall be liable to the Company or to any Participant for any action or determination taken or made in good faith as a Committee member on behalf of this Plan.

4.3.3

The Committee shall have the right to permit a Participant to exercise Option Awards which would not be otherwise exercisable pursuant to the provisions of this Plan.

5.

SELECTION OF PARTICIPANTS

In determining which Eligible Participants shall be granted Options, as well as the terms thereof, the Committee shall evaluate, among other things; (i) the duties and responsibilities of Eligible Participants; (ii) their past and prospective contributions to the success of the Company or its Subsidiaries; (iii) the extent to which they are performing and will continue to perform outstanding services for the benefit of the Company or its Subsidiaries; and (iv) such other factors as the Committee deems relevant.

1 As of 1 July 2002 the number of shares is 1,957,420. The number increases on an annual basis pursuant to a resolution of the shareholders of the Company on May 6, 1999 so that the number of shares under this Plan and the AudioCodes Ltd. 1999 Key Employee Option Plan (F) (now called: AudioCodes Ltd. 1999 Key Employee Option Plan (F) Revised According to Amendment Number 132 of The Income Tax Ordinance) will be equal to 5% of the Company's then outstanding share capital. In addition, the number of shares was increased as a result of a two-for-one stock split made on September 11, 2000.

6.

GRANT AND EXERCISE OF OPTIONS

6.1

Option Period - Subject to the terms and conditions of this Plan as shall be in effect from time to time, unless otherwise determined by Committee at the time of grant, each Option granted under this Plan, subject to continued employment or other service with the Company or its Subsidiaries, shall be exercisable from the first anniversary through the seventh anniversary from the date of such grant (the “Option Period”).  Options not so exercised shall terminate upon the expiration of the Option Period.

6.2

Participant Agreement - Each Option granted to a Participant under this Plan shall be evidenced by a Participant Agreement, to be entered into by and between the Company and such Participant, in the form as may be from time to time approved by the Committee, which shall incorporate the provisions of this Plan by reference.  In the event of any conflict between the terms and conditions of a Participant Agreement and the terms hereof, the terms of this Plan shall control.

6.3

Manner of Exercise - An Option shall be exercisable, in whole or in part, during the Option Period, by delivery to the Company of a duly executed copy of the relevant notice of exercise in the prescribed form, specifying the number of Shares as to which such Option is being exercised, accompanied by full payment of the option exercise price thereof (the “Option Exercise Price”) plus any applicable taxes in U.S. Dollars.

6.4

Termination of Employment - An Option may not be exercised unless the Participant is then in the employ of the Company and unless the Participant has remained continuously so employed since the date of grant of the Option.  Subject to Section 6.5 below and unless the Committee determines otherwise, if a Participant should for any reason cease to be employed by the Company or its Subsidiaries, all of the Options of such Participant that are exercisable at the time of such termination shall be exercised in accordance with their terms, provided the Option Exercise Price shall be paid in full.  In the event that part of the Options that are exercisable, shall not be exercised during a period of ninety (90) days after the Participant left the employment of the Company or its Subsidiaries, the Options shall be void and shall not entitle the Participant to any rights.  In the event of resignation or discharge of a Participant from the employ of the Company or its Subsidiaries, his employment shall, for the purpose of this Section 6.4, be deemed to have ceased upon the actual date of termination of employer-employee relationship with that Participant.  The Committee, in its sole discretion, may declare whether an authorized leave of absence for a particular Participant shall constitute a termination for the purposes of this Plan.

6.5

Death, Disability or Retirement - If a Participant shall die while in the employ of the Company or its Subsidiaries, or if the Participant’s employment shall terminate by reason of disability or retirement, then, at any time thereafter during the Option Period, all Options theretofore granted to such Participant and exercisable within said Option Period may, unless earlier terminated in accordance with their terms, be exercised by the Participant or by the Participant’s estate or by a person who acquired the right to exercise such Option by bequest or inheritance or otherwise by reason of the death or disability of the Participant, in any case subject to the terms and conditions of this Plan.

7.

OPTION EXERCISE PRICE

Unless the Committee determines otherwise, the Option Exercise Price for each Participant’s Ordinary Shares shall not be less than 100% of the fair market value of the shares.

8.

GRANT OF OPTIONS: DIVIDEND AND VOTING RIGHTS

8.1

Grant of Options and Issuance of Ordinary Shares

8.1.1

Anything herein to the contrary notwithstanding, each Option and Share with respect to which an Option has been exercised by a Participant shall be issued by the Company to the Participant.

8.1.2

No Options may be granted to a person that at the time of the grant owns more then 10% of the voting power or value of all classes of shares of the Company or any of its Subsidiary.

8.1.3

With respect to Options granted to employees, the aggregate fair value of shares granted (determined as of the grant of the Options), with respect to which such options are exercisable, for the first time by any grantee during any calendar year, shall not exceed the limitation provided under section 422(d) of the Code.

8.2

Dividend and Voting Rights - All Ordinary Shares issued upon the exercise of Options granted under this Plan shall entitle the Participant thereof to receive dividends with respect thereto.

9.

ADJUSTMENTS UPON CHANGES IN CAPITALIZATION, DISSOLUTION, MERGER OR ASSET SALE

Upon the occurrence of any of the following described events, a Participant’s Options and Ordinary Shares under this Plan shall be adjusted as hereinafter provided:

9.1

Changes in Capitalization - Subject to any required action by the Shareholders of the Company’ the number of Ordinary Shares covered by each outstanding Option and the number of Ordinary Shares which have been authorized for issuance under this Plan or have been issued or which have been returned to this Plan upon cancellation or expiration of an Option, as well as the price per Share covered by each such outstanding Option, shall be proportionately adjusted for any increase or decrease in the number of issued Ordinary Shares resulting from a share split, reverse share split, share dividend, combination or reclassification of Ordinary Shares, or any other increase or decrease in the number of issued Ordinary Shares effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration”.

9.2

Dissolution or Liquidation - In the event of the proposed dissolution or liquidation of the Company, to the extent that an Option has not been previously exercised, the unexercised Option will terminate immediately prior to the consummation of such proposed action.  The Committee may, in the exercise of its sole discretion in such instances, declare that any Option shall terminate as of a date fixed by the Committee and give each Participant the right to exercise his Option as to all or any part of the Ordinary Shares, including Ordinary Shares as to which the Option would not otherwise be exercisable.

9.3

Merger or Asset Sale - In the event of a merger of the Company with or into another corporation, or the sale of all or substantially all of the assets of the Company, each outstanding Option shall be assumed or an equivalent option shall be substituted by the successor corporation or a parent of the successor corporation.  In the event that the successor corporation does not agree to assume the Option or to substitute an equivalent option, the Committee shall in lieu of such assumption or substitution, provide for the Participant to have the right to exercise the Option as to all of the Ordinary Shares, including Ordinary Shares as to which it would not otherwise be exercisable.  If the Committee makes an Option fully exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Committee shall notify the Participant that the Option shall be fully exercisable for a period of twenty-one (21) days from the date of such notice, and the Option will terminate upon the expiration of such period.  For the purposes of this paragraph, the Option shall be considered assumed if, following the merger or sale of assets, the option or right confers the right to purchase for each Ordinary Share subject to the Option immediately prior to the merger or sale of assets, the consideration (whether shares, options, cash, or other securities or property) received in the merger or sale of assets by holders of Ordinary Shares of the Company for each Ordinary Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the merger or sale of assets were not solely shares of the successor corporation or its parent, the Committee may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option, for each Ordinary Share, to be solely shares of the successor corporation or its parent equal in fair value to the per share consideration received by holders of Ordinary Shares in the merger or sale of assets.

9.4

Dividends (Bonus Shares) - In the event that the Company shall issue any of its securities as share dividends upon or with respect to any Ordinary Shares which shall at the time be subject to a right of purchase by a Participant hereunder, each Participant upon exercising such right shall be entitled to receive (for the purchase price payable upon such exercise), the Ordinary Shares as to which he is exercising his said right and, in addition thereto (and at no additional cost), such number of Ordinary Shares of the class or classes in which such share dividend (bonus Ordinary Shares) were declared, and such amount of cash in lieu of fractional Ordinary Shares, as is equal to the amount of Ordinary Shares and the amount of cash in lieu of fractional Ordinary Shares which he would have received had he been the holder of the Ordinary Shares as to which he is exercising his said right at all times between the date of the granting of such right and the date of its exercise.

9.5

Upon the occurrence of any of the foregoing events, the class and aggregate number of Ordinary Shares issuable pursuant to this Plan (as set forth in paragraph 3 hereof), in respect of which Options have not yet been granted, shall also be appropriately adjusted to reflect the events specified in paragraphs 9.1 and 9.2 above.

9.6

Such adjustments as mentioned in this paragraph 9 shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive.  Except as expressly provided herein, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Ordinary Shares subject to an Option.

10.

RESTRICTION ON TRANSFER

10.1

Apart from the inherent power of the Shareholders of the Company to alter or modify the rights of the classes of the Company’s shares, the Committee may impose on any Participant such additional restrictions on the transfer of Ordinary Shares as the Committee may determine at the time that Options are granted to the Participant or as may be agreed to by the Committee and the Participant following purchase of said Ordinary Shares upon exercise of such Options under this Plan or upon termination of the Participant’s employment with the Company or its Subsidiaries.  Such additional rights and restrictions shall be included in the Participation Agreement entered into between the Company and the Participant, or, upon agreement of the Participants, or in this Plan.  In any event, the Options are personal in nature and are not transferable.  All Ordinary Shares transferred by any Participant shall be subject to any right of first refusal detailed in the Articles of Association of the Company, subject to section 6.6 above.  No Options may be assigned or transferred other than by will or the laws of descent and distribution and may only be exercised during a Participant during the Participant’s lifetime.

10.2

The Participant shall not dispose of any Ordinary Shares in transactions which, in the opinion of counsel to the Company, violate the U.S. Securities Act of 1933, as amended (the “1933 Act”) or the rules and regulations thereunder, or any applicable state securities or "blue sky" laws, including the securities laws of the State of Israel.

10.3

If any Ordinary Shares shall be registered under the 1933 Act, no public offering (otherwise than on a national securities exchange, as defined in the Securities Exchange Act of 1934, as amended) of any Ordinary Shares shall be made by any Participant (or any other person) under such circumstances that he or she (or such other person) may be deemed an underwriter, as defined in the 1933 Act.

10.4

The Company shall have the authority to endorse upon the certificate or certificates representing the Ordinary Shares such legends referring to the foregoing restrictions, and any other applicable restrictions, as it many deem appropriate.

11.

AMENDMENT OR TERMINATION OF THIS PLAN

The Board of Directors may amend or terminate this Plan at any time provided, however, that any such amendment or termination shall not adversely affect the rights of a Participant without his or her prior written consent.

12.

ADMINISTRATIVE EXPENSES

One percent (1%) of the proceeds of the sale by Participant of his Ordinary Shares, with a minimum agreed fee of U.S. $400, shall be withheld by (or paid over to) the Company to cover administrative, legal and other professional fees in connection with administration of this Plan.

13.

TAX MATTERS

All tax consequences under any applicable law which may arise from the grant of an Option, from the exercise thereof, from the sale or disposition of Ordinary Shares by the Participant or from any other act of the Participant in connection with any of the foregoing shall be borne solely by the Participant, and the Participant shall indemnify the Company and its Subsidiaries and hold each of them harmless, against and from any liability for any such tax or any penalty, interest thereon or thereof.

14.

EFFECTIVE DATE OF THIS PLAN

This Plan’s effective date is January 1, 1999 (the “Effective Date”), the date on which this Plan was adopted by the Board of Directors.

  This Plan shall be in effect for a period of ten (10) years commencing on the Effective Date.

15.

GOVERNING LAW AND JURISIDICTION

This plan shall be governed, construed and enforced in accordance with the laws of the state of Israel, without giving effect to the principles of conflict of laws.  The competent courts of Tel Aviv, Israel, shall have sole jurisdiction in any matters pertaining to this Plan.

16.

GOVERNMENT REGULATION

This Plan and the granting and exercise of the Options and the obligations of the Company to sell and deliver shares under such Options, shall be subject to all applicable laws and regulations, whether of the state of Israel or the United States or any other state having jurisdiction over the Company and the Optionee, including the registration of the shares under the 1933 Act and to such approval by any governmental agencies or national securities exchanges, as may be required.